UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COX COMMUNICATIONS, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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To the Stockholders of Cox Communications, Inc.

You are invited to attend the Annual Meeting of Stockholders of Cox Communications, Inc. to be held at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia 30319, on Tuesday, May 18, 2004 at 9:00 a.m., local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read these documents so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card or take advantage of our telephone or Internet voting system as soon as possible, even if you plan to attend the Annual Meeting.

Sincerely,

James O. Robbins

President and Chief Executive Officer

Atlanta, Georgia

April 5, 2004

COX COMMUNICATIONS, INC.

1400 LAKE HEARN DRIVE

ATLANTA, GEORGIA 30319

(404) 843-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2004

To the Stockholders of Cox Communications, Inc.

The Annual Meeting of the holders of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock of Cox Communications, Inc. will be held at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia on Tuesday, May 18, 2004, at 9:00 a.m., local time, for the following purposes:

1.	to elect a Board of Directors of seven members to serve until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

2.	to adopt the 2004 Employee Stock Purchase Plan.

The Board of Directors has fixed March 19, 2004 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Cox’s Class A Common Stock, Class C Common Stock or Series A Convertible Preferred Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Cox’s Summary Annual Report to Stockholders and Form 10-K for the year ended December 31, 2003 are enclosed.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 5, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE OR USE OUR TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE IN THE MANNER SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

COX COMMUNICATIONS, INC.

1400 LAKE HEARN DRIVE

ATLANTA, GEORGIA 30319

(404) 843-5000

PROXY STATEMENT

2004 Annual Meeting of Stockholders

Solicitation of Proxies

The Board of Directors of Cox Communications, Inc. is furnishing this Proxy Statement to solicit proxies for use at the 2004 Annual Meeting of Stockholders, to be held on May 18, 2004, at 9:00 a.m., local time, at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia 30319, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

This Proxy Statement and the enclosed proxy card are being first sent for delivery to Cox stockholders on or about April 5, 2004. Cox will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for the reasonable expenses of sending proxy materials to their principals.

The shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock represented by valid proxies that Cox receives in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or the Internet pursuant to this solicitation that are not later revoked. Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person; provided, however, that shares held in the Cox Savings and Investment Plan may be voted only by the Plan trustee. If voting instructions for such shares are not received by 5:00 p.m. Eastern Time on May 14, 2004, those shares will be voted by the trustee in proportion to the manner in which the other Savings and Investment Plan shares have been voted. For all other stockholders, executed but unvoted proxies will be voted:

(1)	FOR the election of the Board of Directors’ nominees for directors; and

(2)	FOR the adoption of the 2004 Employee Stock Purchase Plan.

If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, have the discretion to vote upon such matters in accordance with their best judgment.

Voting Securities

Cox has three classes of outstanding voting securities:

•	Class A Common Stock, $1.00 par value per share;

•	Class C Common Stock, $1.00 par value per share; and

•	Series A Convertible Preferred Stock, $1.00 par value per share.

As of January 30, 2004, there were outstanding:

•	593,094,656 shares of Class A Common Stock;

•	27,597,792 shares of Class C Common Stock; and

•	4,836,372 shares of Series A Convertible Preferred Stock.

Only stockholders of record of Class A Common Stock, Class C Common Stock or Series A Convertible Preferred Stock at the close of business on March 19, 2004, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

The Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock will vote together as a single class, with each share of Class A Common Stock and Series A Convertible Preferred Stock being entitled to one vote and each share of Class C Common Stock being entitled to ten votes. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock entitled to vote at the Annual Meeting will constitute a quorum. The affirmative vote of a majority of the voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote, is required for the election of directors and the approval of the 2004 Employee Stock Purchase Plan.

In determining whether any proposal to be voted on at the Annual Meeting will be approved, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Broker non-votes will have no effect on the election of directors. However, the New York Stock Exchange precludes its member organizations from giving a proxy to vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions. Accordingly, with respect to the proposal to adopt the 2004 Employee Stock Purchase Plan, brokers who are New York Stock Exchange members do not have discretionary authority to vote shares for beneficial owners who do not provide instructions. In addition, under the New York Stock Exchange rules, approval of the 2004 Employee Stock Purchase Plan requires approval by a majority of votes cast on the proposal, provided that the total vote cast on such proposal represents over 50% in interest of all securities entitled to vote on the proposal. The New York Stock Exchange takes the position that a broker non-vote is not a “vote cast” with respect to approval of the 2004 Employee Stock Purchase Plan. Accordingly, broker non-votes will be excluded when determining whether the 50% in interest test has been met with respect to such proposal.

Voting by Proxy

If a stockholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone or you can vote in person at the Annual Meeting.

If you choose to vote by mail, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of Cox’s Board of Directors. If you choose to vote by mail, your duly signed proxy card must be received by 9:00 a.m. Eastern Time on May 18, 2004.

If you choose to vote by telephone or the Internet, instructions for a stockholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number that appears on the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 8:00 a.m. Eastern Time on May 18, 2004.

If you participate in the Cox Savings and Investment Plan and hold shares in your plan account, you may give voting instructions as to the number of shares credited to your account as of the record date. Only the trustee of the Cox Savings and Investment Plan may vote your plan shares. You may provide voting instructions to the plan trustee through any of the voting methods described above, except that you may not vote your plan shares at the Annual Meeting. Your voting instructions must be received before 5:00 p.m. Eastern Time on May 14, 2004. If voting instructions are not received by that time, the trustee of the Cox Savings and Investment Plan will vote your shares in proportion to the to the manner in which the other Savings and Investment Plan shares for which it receives timely instructions have been voted.

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes” and will have the effect discussed above under “Voting Securities.”

Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, at any time prior to voting, by written notice to the Corporate Secretary of Cox, by a later-dated proxy either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Participants in the Cox Savings and Investment Plan who hold shares in their plan account and desire to revoke their voting instructions must do so before 5:00 p.m. Eastern Time on May 14, 2004.

As of January 30, 2004, Cox Enterprises, Inc. controlled approximately 74% of the combined voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock. Accordingly, Cox Enterprises will have sufficient voting power to elect all members of the Board of Directors, to adopt the 2004 Employee Stock Purchase Plan, and to control substantially all other actions that may come before the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, seven directors are to be elected to hold office until the 2005 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All seven of the nominees currently are directors.

The seven directors nominated for election at the 2004 Annual Meeting of Stockholders are: James C. Kennedy (Chairman); G. Dennis Berry; Janet M. Clarke; Robert C. O’Leary; James O. Robbins; Rodney W. Schrock and Andrew J. Young. The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the nominees as directors.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Annual Meeting any nominee is unable or unwilling to serve as a director of Cox, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

James C. Kennedy, 56, has served as Chairman of the Board of Directors of Cox since May 1994. Mr. Kennedy has served as Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises since January 1988, and prior to that time was Cox Enterprises’ President and Chief Operating Officer. Mr. Kennedy joined Cox Enterprises in 1972, and initially worked with Cox Enterprises’ Atlanta Newspapers. Mr. Kennedy is Chairman of the Board of Directors of Cox Radio, Inc., a majority-owned subsidiary of Cox Enterprises, and a director of Flagler Systems, Inc. Mr. Kennedy holds a B.A. from the University of Denver.

G. Dennis Berry, 59, has served as a director of Cox since January 2003. Mr. Berry has served as President and Chief Operating Officer of Cox Enterprises since October 2000. Previously, he served as President and Chief Executive Officer of Manheim Auctions, Inc., a wholly-owned subsidiary of Cox Enterprises, from 1995 through October 2000. Prior to that, Mr. Berry was publisher of the Atlanta Journal-Constitution, where he held several positions spanning more than twenty years, including President, Vice President and General Manager, and Advertising Director. Mr. Berry also serves as a director of Cox Enterprises and Cox Radio, Inc., a majority-owned subsidiary of Cox Enterprises. Mr. Berry holds a B.A. in journalism from the University of Georgia.

Janet M. Clarke, 51, has served as a director of Cox since March 1995. Ms. Clarke is president of Clarke Littlefield LLC. Previously, she served as Chief Marketing Officer of DealerTrack, Inc., where she was employed beginning September, 2002. Prior to that, she served as Executive Vice President of Young & Rubicam, Inc. and Chairman and Chief Executive Officer, KnowledgeBase Marketing, Inc., a subsidiary of Young & Rubicam, from 2000 to 2001. Previously, she served as the Managing Director – Global Database Marketing of Citibank. Prior to joining Citibank in 1997, Ms. Clarke was Senior Vice President of Information Technology Sector of R.R. Donnelley & Sons Company, which she joined in 1978. Ms. Clarke is a director of ExpressJet Holdings Inc., eFunds Corporation and Forbes.com Inc. She is also a Charter Trustee of Princeton University. Ms. Clarke earned a B.A. from Princeton University and completed the Advanced Management Program at the Harvard Business School.

Robert C. O’Leary, 65, has served as a director of Cox since May 1999. Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of Cox Enterprises since December 1999. He joined Cox in

1982 as Vice President of Finance and later that year was promoted to Senior Vice President of Finance. He was promoted to Senior Vice President of Finance and Administration of Cox in 1986, and to Senior Vice President of Operations, Western Group, in 1989. In August 1996, he transferred to Cox Enterprises, becoming its Senior Vice President and Chief Financial Officer. Prior to joining Cox, Mr. O’Leary was employed by the General Electric Company. Mr. O’Leary serves as a member of the Board of Directors of Cox Enterprises and the Georgia Chapter of the National Multiple Sclerosis Society, and as a trustee of the Woodruff Arts Center. Mr. O’Leary holds a B.A. and an M.B.A. from Boston College.

James O. Robbins, 61, has served as a director of Cox since May 1994. Mr. Robbins has served as President of Cox since September 1985, and as President and Chief Executive Officer since May 1994. Mr. Robbins joined Cox in September 1983 and has served as Vice President, Cox Cable New York City and as Senior Vice President, Operations of Cox. Prior to joining Cox, he held management and executive positions with Viacom Communications, Inc. and Continental Cablevision. Mr. Robbins holds a B.A. from the University of Pennsylvania and an M.B.A. from the Harvard Business School. Mr. Robbins serves on the executive committee of C-SPAN, and as a trustee of STI Classic Funds and STI Classic Variable Trust.

Rodney W. Schrock, 44, has served as a director of Cox since July 2000. Mr. Schrock served as President and Chief Executive Officer of Panasas, Inc. from February 2001 until December 2003. Previously, he served as President and Chief Executive Officer of AltaVista Company from January 1999 until October 2000. Prior to that, he served as Senior Vice President and Group General Manager of Compaq Computer Corporation’s Consumer Products Group beginning in 1995, and in other management and executive positions with Compaq beginning in 1987. Mr. Schrock earned a B.S. degree in industrial management from Purdue University and an M.B.A. from Harvard University.

Andrew J. Young, 71, has served as a director of Cox since March 1995. Mr. Young has served as Chairman of GoodWorks International L.L.C. since 1998, and was Co-Chairman from January 1997 until 1998. He was Vice Chairman of Law Companies Group, Inc., an engineering and environmental consulting company, from February 1993 to January 1997, and was Chairman of one if its subsidiaries, Law International, Inc., from 1989 to February 1993. From 1981 to 1989, Mr. Young was Mayor of Atlanta, Georgia, and prior to that he served as U.S. Ambassador to the United Nations under President Jimmy Carter and as a member of the U.S. House of Representatives. Mr. Young was Co-Chairman of the Atlanta Committee for the Olympic Games for the 1996 Summer Olympics. Mr. Young is a member of the Boards of Directors of the Archer-Daniels-Midland Company, Delta Airlines, Inc., and Thomas Nelson, Inc. Mr. Young holds degrees from Howard University and Hartford Theological Seminary.

Security Ownership of Certain Beneficial Owners

The following table provides information as of January 30, 2004 with respect to the shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock beneficially owned by each person known by Cox to own more than 5% of any class of the outstanding voting securities of Cox.

Name of Beneficial Owner	Class A Common Stock	Percent of Class	Class C Common Stock	Percent of Class	Convertible Preferred Stock	Percent of Class	Percent of Vote of All Classes of Voting Stock
Cox Enterprises, Inc.(a)(b)(c)	365,691,176	61.6%	27,597,792	100.0%	0	0%	73.8%
Greenspun Entities(d)(e)	7,801,454	1.3%	0	0	4,836,372	100.0%	1.4%
William H. Gates III(f)	33,839,886	5.7%	0	0	0	0%	3.9%

(a)	The business address for Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.
(b)

Of the shares of common stock of Cox that are beneficially owned by Cox Enterprises, 340,710,646 shares of Class A Common Stock and 25,696,470 shares of Class C Common Stock are held of record by Cox Holdings, Inc. The remaining 24,980,530 shares of Class A Common Stock and 1,901,322 shares of Class C

Common Stock beneficially owned by Cox Enterprises are held of record by Cox DNS, Inc. All of the outstanding capital stock of Cox Holdings and of Cox DNS is beneficially owned by Cox Enterprises. The beneficial ownership of the outstanding capital stock of Cox Enterprises is described in footnote (c) below. The Class C Common Stock is convertible on a share for share basis into Class A Common Stock at the option of the holder.

(c)	There are 605,119,766 shares of common stock of Cox Enterprises outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (41.0%); and (iv) 281 individuals and other trusts exercise beneficial ownership over the remaining 6,984,179 shares (1.2%), including 43,734 shares held beneficially and of record by Garner Anthony, the husband of Barbara Cox Anthony (as to which Barbara Cox Anthony disclaims beneficial ownership). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 598,135,587 shares (98.8%) of the common stock of Cox Enterprises. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises and the Chairman of the Board of Directors of Cox.
(d)	The Greenspun Entities include Barbara J. Greenspun, Trustee of Unified Credit Declaration of Trust dated December 6, 1988, G.C. Investments L.L.C., Greenspun Legacy L.P., GCR Gaming Guarantor, L.L.C., GCR Holdings, LLC, 3G Capital, LLC, GGC Partners, LLC, and the Greenspun Family Foundation, each having 901 North Green Valley Parkway, Suite 210, Henderson, Nevada 89074 as its business address.
(e)	The Series A Convertible Preferred Stock became convertible into shares of Class A Common Stock at the option of the holder as of October 1, 2003. The number of shares of Class A Common Stock into which the Series A Convertible Preferred Stock is convertible is based on a conversion formula specified in the certificate of designations of powers, preferences and rights of the Series A Convertible Preferred Stock, which involves determining the value of Cox’s operating subsidiary that holds the cable system located in Las Vegas, Nevada. In accordance with accounting principles generally accepted in the United States, Cox calculates an assumed conversion of the Series A Convertible Preferred Stock and discloses this assumed amount, together with assumed converted shares related to employee stock-based compensation plans and other convertible securities, as part of the earnings per share detail provided in the notes to Cox’s consolidated financial statements. For the year ended December 31, 2003, Cox assumed that the shares of Series A Convertible Preferred Stock were convertible into 9,398,064 shares of Class A Common Stock in the aggregate. Applying this assumed conversion amount, the Greenspun Entities would beneficially own 17,199,518 shares of Class A Common Stock, representing 2.9% of the then outstanding shares of Class A Common Stock and 2.0% of the vote of all classes of voting stock. In the event of conversion of all outstanding Series A Convertible Preferred Stock, the actual number of Class A Common Stock issued would be based on the value of Cox’s Las Vegas subsidiary and the share price of the Class A Common Stock at that time and, therefore, could differ, possibly significantly, from the assumed amount presented in this footnote.
(f)	These shares consist of 24,463,986 shares of Class A Common Stock owned by Cascade Investment, L.L.C. and 9,375,900 shares of Class A Common Stock owned by the Bill & Melinda Gates Foundation. William H. Gates III, as the sole member of Cascade and as the sole trustee of the Foundation, may be deemed to be the beneficial owner of all the shares of Class A Common Stock owned by Cascade and the Foundation. The number of shares shown is based on the number reported in the Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by Gates, Cascade and the Foundation on February 13, 2003. The business address of Cascade is 2365 Carillon Point, Kirkland, Washington 98033, the business address of the Foundation is 1551 Eastlake Avenue E., Seattle, Washington 98102, and the business address of Mr. Gates is One Microsoft Way, Redmond, Washington 98052.

Security Ownership of Management

Beneficial ownership of the Class A Common Stock of Cox and the common stock of Cox Enterprises by Cox’s directors, nominees and the executive officers named in the Summary Compensation Table below, and by all directors, nominees and executive officers as a group as of January 30, 2004, is shown in the following table. None of such persons, individually or in the aggregate, owns 1% or more of the Class A Common Stock of Cox or the outstanding common stock of Cox Enterprises.

Name of Beneficial Owner	Number of Shares of Class A Common Stock		Number of Shares of Cox Enterprises Common Stock
James C. Kennedy	239,500	(a)	546,813	(b)
G. Dennis Berry	4,950	(c)	131,293
Janet M. Clarke	4,601		0
John M. Dyer	81,210	(d)	0
Patrick J. Esser	114,116	(e)	546
Jimmy W. Hayes	193,461	(f)	13,245
Claus F. Kroeger	125,940	(g)	4,329
Robert C. O’Leary	18,176		147,682
James O. Robbins	1,565,355	(h)	91,212
Rodney W. Schrock	2,421		0
Andrew J. Young	12,244	(i)	0
All directors and executive officers as a group (18 persons, including those named above)	2,757,523	(j)	939,974

(a)	Includes 6,000 shares owned by spouse and 28,500 shares owned by trusts for the benefit of children.
(b)	Mr. Kennedy owns of record 546,813 shares of the common stock of Cox Enterprises. Sarah K. Kennedy, Mr. Kennedy’s wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 22,140 shares of the common stock of Cox Enterprises. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 598,135,587 shares of the common stock of Cox Enterprises, and both are members of the Board of Directors of Cox Enterprises. Also, Mr. Kennedy’s children are the beneficiaries of a trust, of which R. Dale Hughes and Mr. Kennedy are co-trustees, that beneficially owns 16,155 shares of the common stock of Cox Enterprises. Mr. Kennedy disclaims beneficial ownership of all such shares, other than the 546,813 shares included in the table.
(c)	Owned by trust for the benefit of spouse.
(d)	Includes 45,400 shares subject to stock options that are exercisable within 60 days.
(e)	Includes 68,840 shares subject to stock options that are exercisable within 60 days.
(f)	Includes 133,800 shares subject to stock options that are exercisable within 60 days.
(g)	Includes 96,000 shares subject to stock options that are exercisable within 60 days.
(h)	Includes 1,216,000 shares subject to stock options that are exercisable within 60 days.
(i)	Includes 2,000 shares owned by spouse.
(j)	Includes 1,857,218 shares subject to stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, referred to as the Exchange Act, requires Cox’s executive officers and directors, and persons who own more than 10% of the Class A Common Stock, to file reports of ownership and changes in ownership of the Class A Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, Cox believes that during the year ended December 31, 2003 its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a).

Board of Directors and Committees

During 2003, the Board of Directors held four meetings. The Board of Directors has an Executive Committee, a Compensation Committee, a Community Relations Committee, and an Audit Committee. The directors who are “non-management directors” within the meaning of the Corporate Governance Standards of the New York Stock Exchange (i.e., who are not officers of Cox) will meet in regular executive sessions without management present, with James C. Kennedy, Chairman of the Board of Directors, presiding. During 2003, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which each director served, except for Mr. Young, who attended 62% of these meetings.

Because more than fifty percent (50%) of the voting power of Cox is controlled by Cox Enterprises, Cox has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Cox is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) a board consisting of a majority of directors who have been determined to be “independent” under the criteria set forth in the Listing Standards; (ii) a nominating committee composed entirely of such independent directors; and (iii) a compensation committee composed entirely of such independent directors. However, notwithstanding this exemption, as described more fully below, Cox has a Compensation Committee composed entirely of independent directors.

Executive Committee

The members of the Executive Committee are James C. Kennedy (Chair), G. Dennis Berry, Janet M. Clarke, and James O. Robbins. The Executive Committee of the Board of Directors took action eight times by unanimous written consent in 2003.

Compensation Committee

The members of the Compensation Committee are Rodney W. Schrock (Chair), Janet M. Clarke, and Andrew J. Young. As discussed more fully below, each of these directors has been determined by the Board of Directors to be “independent” under the Corporate Governance Standards of the New York Stock Exchange. The Compensation Committee met two times in 2003. A copy of the Committee’s charter is available on Cox’s website at http://www.cox.com. The Compensation Committee, among other things:

•	adopts and oversees the administration of compensation plans for executive officers and senior management of Cox;

•	determines awards granted under such plans to executive officers who are subject to Section 16 of the Exchange Act;

•	approves the chief executive officer’s compensation; and

•	reviews the reasonableness of such compensation.

Community Relations Committee

The Community Relations Committee oversees Cox’s workforce diversity initiatives, minority-owned business purchasing, corporate contributions to public service organizations, and Equal Employment Opportunity claims. The members of the Community Relations Committee are Andrew J. Young (Chair), James C. Kennedy, and James O. Robbins. The Community Relations Committee met once in 2003. A copy of the Committee’s charter is available on Cox’s website at http://www.cox.com.

Audit Committee

The members of the Audit Committee are Janet M. Clarke (Chair), Rodney W. Schrock, and Andrew J. Young. During 2003, the Audit Committee held six meetings and took action twice by unanimous written consent. The Audit Committee operates pursuant to a charter, which was revised in December 2003. A copy of this charter is attached as an appendix to this Proxy Statement, and is available on Cox’s website at http://www.cox.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. The Board of Directors has affirmatively determined that the members of the Audit Committee are “independent” for purposes of Sections 303.01 and 303A of the Corporate Governance Standards of the New York Stock Exchange and Section 10A(m)(3) of the Exchange Act. The Board based these determinations primarily on the basis of information provided by these directors in response to questionnaires regarding employment and compensation history, business affiliations, and family and other relationships. In addition, the Board has determined that the Committee meets the financial expertise standards set forth in the Corporate Governance Standards and has determined that Janet M. Clarke and Rodney W. Schrock each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Cox, and as part of this responsibility the Audit Committee, among other things:

•	appoints, retains, and oversees the work of the independent auditor;

•	approves and reviews the audit services and fees, and permitted non-audit services and fees;

•	reviews the scope and results of the annual audit;

•	reviews and discusses the quality and appropriateness of Cox’s accounting principles and financial statement presentation with management and the independent auditor;

•	reviews the independence of the independent auditor;

•	reviews the performance and fees of the independent auditor;

•	reviews the adequacy of the system of internal controls and internal control over financial reporting;

•	reviews the scope and results of internal auditing procedures;

•	establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	discusses earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	reviews the Audit Committee charter annually;

•	reviews the activities of Cox’s Risk Committee, a Board-created committee with oversight of financial risk management; and

•	reviews related party transactions, if any.

Relationship with Our Independent Auditor

The following table summarizes the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as Deloitte & Touche) for professional services during fiscal year 2003 and fiscal year 2002:

	2003	2002
Audit Fees	$3,239,475	$3,063,765
Audit-related fees	2,173,545	360,475
Tax fees	2,897,359	2,809,670
All other fees	262,167	423,097

The amounts shown for audit fees were for the audit of Cox’s consolidated financial statements, quarterly reviews of interim financial information, and comfort letters, statutory and regulatory audits, consents, reports, and other services related to SEC matters. The amounts shown for audit-related fees were for SEC advisory services not connected with the audit or quarterly reviews, Sarbanes-Oxley Section 404 assistance, and employee benefit plan audits. The amounts shown for tax fees were for assistance with tax compliance matters and tax provision review, consultation on income tax and transaction tax matters, tax review of fixed asset matters, and planning related to cost recovery and property tax matters. The amounts shown for other fees were for process review of accounting policies and manual procedures.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approval is generally provided annually, and any pre-approval is detailed as to the particular service or category of services and is generally limited by a maximum fee amount. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee, and any approvals made pursuant to this delegated authority normally will be reported to the Audit Committee at its next meeting. None of the services described in the preceding paragraph were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act.

Audit Committee Report

In connection with the December 31, 2003 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received and discussed with the independent auditor the written disclosures and letter as required by Independence Standards Board Standard No. 1, and discussed with the independent auditor the independent auditor’s independence, including a consideration of the compatibility of non-audit services with such independence. Based upon these reviews and discussions, the Audit Committee has recommended that the Board of Directors include the audited financial statements in Cox’s Annual Report filed with the Securities and Exchange Commission on Form 10-K.

Janet M. Clarke (Chair)

Rodney W. Schrock

Andrew J. Young

Director Nominating Procedures

The Board of Directors oversees the identification and consideration of candidates for membership on the Board of Directors, and each member of the Board of Directors participates in this process. It is the view of the Board of Directors that this function has been performed effectively by the Board of Directors, and that it is appropriate for Cox not to have a separate nominating committee or charter for this purpose.

Qualifications and Evaluation of Director Candidates

A variety of methods may be utilized to identify candidates for membership on the Board of Directors, including recommendations from current members of the Board of Directors or management, or nominations from stockholders as discussed below. Additionally, from time to time Cox may receive information regarding prospective candidates for membership on the Board of Directors from professional search firms.

When evaluating candidates for membership on the Board of Directors, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of Cox’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Nomination of Director Candidates

Under Cox’s certificate of incorporation, nominations for election to membership on the Board of Directors can be made only by or at the direction of the Board of Directors, or by a stockholder in connection with a meeting of stockholders. Candidates recommended by stockholders pursuant to the procedures specified in Cox’s certificate of incorporation will be considered. Cox’s certificate of incorporation provides that stockholders must comply with the notice provisions specified in the certificate of incorporation. If a stockholder wishes to recommend a director for election at an annual meeting of stockholders, the nomination must be received not more than 60 days nor less than 30 days prior to the meeting. It is anticipated that Cox Radio’s 2005 Annual Meeting of Stockholders will be held during May of 2005, and any stockholder wishing to recommend a director for nomination should contact the Corporate Secretary of Cox Radio after January 1, 2005 to obtain the anticipated meeting date and nomination deadlines. The nomination must contain certain information about the stockholder and the nominee, as more fully set forth in Cox’s certificate of incorporation. You can obtain a copy of the full text of these provisions of Cox’s certificate of incorporation by writing to the Corporate Secretary, Cox Communications, Inc. 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Cox’s certificate of incorporation does not require Cox to include information about any such nominee in the proxy statement or form of proxy that we distribute in connection with such meeting.

Communications to the Board of Directors

Individuals, including stockholders, may send communications directly to the Board of Directors by writing to: Cox Communications, Inc., Corporate Secretary (ATTN: Board of Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Communications intended for Cox’s non-management directors should be addressed to Cox Communications, Inc., Corporate Secretary (ATTN: Board Non-Management Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it requires investigation to verify its content. Communications not forwarded to the Board of Directors or the non-management directors will be retained and made available to the addressee upon request.

The Audit Committee of the Board of Directors has established a procedure for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Any such complaints can be submitted in writing to the Chief Compliance Officer (ATTN: Legal and Regulatory), Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319, or via e-mail at ethics@cox.com.

Director Attendance at Annual Meetings

All directors are encouraged to attend the annual meeting. Each member of the Board of Directors, except for Mr. Young, attended Cox’s 2003 Annual Meeting of Stockholders.

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that cover areas such as director responsibilities and qualifications, management succession, and board committees. A copy of these Principles is available on Cox’s website, at http://www.cox.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Compensation of Directors

The directors who are not employed by Cox or its affiliates, Janet M. Clarke, Rodney W. Schrock and Andrew J. Young, are paid an annual retainer fee of $75,000, which recognizes the overall level of commitment required for service on the Board of Directors. In addition, these directors are reimbursed for expenses and receive a meeting fee of $1,000 for every board meeting and committee meeting attended. The annual retainer fee is paid one half in cash, and one half in shares of Class A Common Stock pursuant to the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors. Cox believes that the equity component of the annual retainer serves to align these directors’ interests more directly with those of Cox’s stockholders. Those non-employee directors who reside in a Cox market also receive free broadband communications services from Cox, consistent with the free service provided by Cox to its employees at its operating locations.

The Class A Common Stock issued under the Restricted Stock Plan for Non-Employee Directors is subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum total number of shares of Class A Common Stock that may be granted under the Restricted Stock Plan for Non-Employee Directors is 100,000. The directors of Cox who are employees of Cox or its affiliates do not receive any compensation for serving on the Board of Directors.

Code of Conduct

Since 1998, Cox has had a code of business conduct and ethics, now referred to as the Code of Excellence, which covers all directors, officers and employees. A copy of the Code of Excellence is available on Cox’s website, at http://www.cox.com. You can obtain a printed copy by submitting a request in writing to the Director of Corporate Compliance (ATTN: Legal and Regulatory), Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319, or via e-mail at ethics@cox.com.

Cox has also adopted a Code of Ethics for Senior Financial Officers, which applies to Cox’s chief executive officer, chief financial officer, chief accounting officer, and controller. A copy of this Code of Ethics is available on Cox’s website, at http://www.cox.com. You can obtain a printed copy by writing to the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Any amendments to this Code of Ethics, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on Cox’s website.

Executive Officers

Certain information about the executive officers of Cox who are not directors is set forth below. Executive officers of Cox are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Christopher J. Bowick, 48, has served as Senior Vice President, Engineering and Chief Technical Officer since January 2001. Mr. Bowick joined Cox in April 1998 as Vice President, Technology Development, and was promoted to Senior Vice President, Technology Development in October 2000. Prior to joining Cox, Mr. Bowick served as Group Vice President and Chief Technology Officer of Jones Intercable starting September 1991. Before joining Jones Intercable, Mr. Bowick served in various engineering and technology capacities with Scientific Atlanta since January 1981, leaving the company as Vice President of Engineering for the Transmission Systems Business Division. Mr. Bowick is a past director of the Society of Cable Telecommunications Engineers. Mr. Bowick holds a B.E.E. from the Georgia Institute of Technology and an M.B.A. from the University of Colorado.

Jill Campbell, 44, has served as Senior Vice President, Operations since April 2002. Prior to that, she served as Vice President, Operations beginning April 2001 and as Vice President and General Manager of Cox’s system in Las Vegas, Nevada from September 1998 to March 2001. Ms. Campbell joined Cox in 1982 as Director of Communications for Cox’s Oklahoma City, Oklahoma system, where she was promoted to acting General Manager in 1992. She served as Vice President and General Manager of Cox’s Bakersfield, California system from 1992 to 1996, and of Cox’s Bakersfield and Santa Barbara, California systems from 1996 to April 1997, and was Vice President of Customer Operations of Cox’s Phoenix, Arizona system from April 1997 to September 1998. Ms. Campbell holds a B.A. from the University of Nevada and an M.B.A. from Oklahoma City University.

Dallas S. Clement, 39, has served as Senior Vice President, Strategy and Development since August 2000. Prior to that, he served as Vice President and Treasurer from January 1999 to July 2000. Mr. Clement joined Cox in 1990 as a Policy Analyst and was promoted to Manager of Investment Planning in January 1993, Director of Finance in August 1994, and Treasurer in December 1996. From April 1995 to December 1996, Mr. Clement served as Assistant Treasurer for Cox Enterprises and Cox. Prior to joining Cox, Mr. Clement held analyst positions with Merrill Lynch and the Program on Information Resources Policy. Mr. Clement is a member of the Board of Directors of Simtrol, Inc. Mr. Clement holds an A.B. from Harvard College and an M.S. from Stanford University.

Susan W. Coker, 41, has served as Vice President and Treasurer since January 2004. Previously she served as Treasurer beginning January 2002, and prior to that, she served as Assistant Treasurer beginning December 1999. Ms. Coker joined Cox in 1995 as Director of Financial Planning for Broadband Services, and was promoted to Director of Financial Planning & Analysis in 1999. Ms. Coker holds a B.A. in economics from Vanderbilt University and an M.B.A. from Duke University.

John M. Dyer, 50, has served as Senior Vice President, Operations since September 1999 and was previously Senior Vice President, Mergers & Acquisitions and Chief Accounting Officer. Prior to that, he served as Vice President of Accounting and Financial Planning beginning April 1997. Mr. Dyer joined Cox Enterprises in 1977 as an internal auditor and moved to the former Cox Cable Communications, Inc. in 1980 as a financial analyst, later serving as Manager of Capital Asset Planning, and Director of Operations before being recruited by Times Mirror Cable as a Regional Vice President of Operations, later serving as Vice President of Operations. Mr. Dyer rejoined Cox as Vice President of Financial Planning and Analysis when Cox acquired Times Mirror in 1995. Mr. Dyer holds a B.B.A. in accounting from West Georgia College, and an M.B.A. from Georgia State University.

Patrick J. Esser, 47, has served as Executive Vice President and Chief Operating Officer since January 2004. Previously he served as Executive Vice President, Operations since February 2001. Prior to that, he served as Senior Vice President, Operations beginning January 2000, and as Vice President of Operations beginning May 1999. Previously, he served as Vice President, Advertising Sales from 1991 to 1999. Mr. Esser joined Cox in 1979 as Director of Programming for Cox’s Hampton Roads, Virginia cable system and in 1981 was part of a management team that launched Cox’s local advertising sales subsidiary, CableRep (now Cox Media, Inc.). A graduate of the University of Northern Iowa, Mr. Esser holds a B.A. and an M.A. in communications media.

William J. Fitzsimmons, 51, has served as Vice President of Accounting and Financial Planning and Analysis, and Chief Accounting Officer, since April 2001. Prior to that, he served as Vice President of Financial Operations for Cox’s system in San Diego, California from 1996 to March 2001. Mr. Fitzsimmons joined Cox in 1993 as Director of Finance for Cox’s Pensacola, Florida system, and was promoted to Director of Finance in San Diego, 1995. Prior to joining Cox, he served in various finance and executive positions with Time Warner Cable beginning in 1982. Mr. Fitzsimmons is a director of the Broadcast Cable Financial Management Association. Mr. Fitzsimmons holds a B.S. in Business Administration from Merrimack College and an M.B.A. from the University of Colorado.

James A. Hatcher, 52, has served as Senior Vice President, Legal and Regulatory Affairs since July 1999. Prior to that, he served as Vice President, Legal and Regulatory Affairs beginning January 1995. Mr. Hatcher was named Vice President and General Counsel of Cox in 1992. He joined Cox in 1979 and held various positions, including Secretary and General Counsel for Cox and Cox Enterprises prior to 1992. Mr. Hatcher also serves as Cox’s Chief Compliance Officer. Mr. Hatcher holds a B.A. from Furman University and a J.D. from the South Carolina School of Law.

Scott A. Hatfield, 39, has served as Senior Vice President and Chief Information Officer since July 1999. Mr. Hatfield joined Cox in 1995 as Vice President and Chief Information Officer. Prior to joining Cox, Mr. Hatfield served as Vice President and Chief Information Officer of Ohmeda, Inc. since 1994. Before joining Ohmeda, Mr. Hatfield served in various advanced information technology positions with General Dynamics, Ford Motor Company and Xerox Corporation. Mr. Hatfield holds a B.S. in computer science from Western Michigan University and an M.S. in computer science from Oakland University.

Jimmy W. Hayes, 51, has served as Executive Vice President, Finance and Chief Financial Officer of Cox since July 1999. Mr. Hayes was named Senior Vice President, Finance and Administration and Chief Financial Officer in January 1999. Prior to that time, he served as Senior Vice President, Finance and Chief Financial Officer of Cox beginning January 1992. Mr. Hayes joined Cox Enterprises in 1980 as Accounting Manager, was promoted to Assistant Controller in May 1981, and Controller in January 1982. Mr. Hayes was named Vice President, Finance of Cox in September 1989. Prior to joining Cox Enterprises, Mr. Hayes was an Audit Manager with Price Waterhouse & Company. Mr. Hayes holds a B.A. and an M.A.C.C. from the University of Georgia and has completed the Program for Management Development (PMD) at the Harvard Business School.

Claus F. Kroeger, 52, has served as Senior Vice President, Operations since July 1999. Prior to that, he served as Vice President, Operations beginning October 1994. Mr. Kroeger joined Cox in 1976 as a manager trainee. He has held various positions in the field and served as Director of Operations and Director of Business Development of Cox. From 1990 to 1994, he served as Vice President and General Manager of Cox Cable Middle Georgia. Mr. Kroeger holds a B.A. from the University of Alabama and an M.S. in telecommunications from the University of Colorado.

Equity Compensation Plan Information

The following table summarizes information about Cox’s equity compensation plans as of December 31, 2003. All outstanding awards relate to the Class A Common Stock.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	14,994,603	(a)	$34.26	(a)	18,473,373	(b)
Equity compensation plans not approved by security holders	0		N/A		146,148	(c)

Total	14,994,603				18,619,521

(a)	Consists of stock options outstanding under the Cox Communications, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”). Does not include purchase rights accruing under the Cox Communications, Inc. 2002 Employee Stock Purchase Plan as the number of Shares issuable and exercise price under that plan will not be determinable until June 30, 2004. Does not include the 1,508,314 shares of restricted stock that have been awarded under the LTIP and 18,902 shares of restricted stock that have been awarded under the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors.
(b)	Includes 3,000,000 shares of Class A Common Stock reserved for issuance under the Cox Communications, Inc. 2002 Employee Stock Purchase Plan, and 81,098 shares of Class A Common Stock reserved for issuance under the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors. The LTIP had 15,392,275 shares remaining as of December 31, 2003, which, under the terms of the plan, can be granted in various forms of equity-based incentive compensation including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares and awards consisting of combinations of such incentives.
(c)	Available for award under the Cox Communications, Inc. Stock Option Plan for Non-Employees (the “Non-Employee Plan”), which was adopted by the Compensation Committee on August 11, 1999 in connection with the merger between Cox and TCA Cable TV, Inc. The merger agreement between Cox and TCA provided that each former TCA non-employee director would be required to convert their outstanding TCA stock options into cash or options to acquire shares of Cox’s Class A Common Stock, on generally the same terms and conditions as were applicable under the former TCA option plan. Cox has reserved 250,000 shares of Class A Common Stock for issuance under the Non-Employee Plan, and of this total, 103,852 shares have been previously issued as a result of the exercise of awards, and 0 shares are subject to be issued upon exercise of outstanding awards. The Non-Employee Plan is administered by the Compensation Committee, which has sole discretion, subject to the terms of the plan, to determine the exercise price and conditions applicable to each award. Only non-qualified stock options may be awarded under the Non-Employee Plan, and options may be awarded only to individuals who are not employees of Cox. Unless otherwise determined by the Compensation Committee, awards generally are not assignable or transferable, except by will or the laws of descent and distribution, provided that a participant may designate a beneficiary to exercise the participant’s rights, and receive any distribution, in the event of death.

Executive Compensation

The following table sets forth certain information for the years ended December 31, 2003, 2002, and 2001 concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of Cox who were executive officers as of December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name Principal Position	Year	Salary	Bonus	Restricted Stock Awards(a)	Securities Underlying Options	All Other Compensation(b)
James O. Robbins	2003	$1,200,000	$1,680,000	$2,592,297	298,210	$6,000
President and Chief Executive Officer	2002 2001	1,117,900 992,992	1,126,657 535,223	—	400,620 132,970	6,000 6,000

Patrick J. Esser	2003	$615,060	$738,072	$1,034,748	118,800	$6,000
Executive Vice President and Chief Operating Officer	2002 2001	540,000 461,601	594,000 198,738	—	105,000 52,500	6,000 6,000

Jimmy W. Hayes	2003	$574,750	$574,750	$878,571	101,310	$0
Executive Vice President, Finance and Chief Financial Officer	2002 2001	550,000 525,017	550,000 222,002	—	105,000 55,000	0 6,000

John M. Dyer	2003	$439,930	$439,930	$524,007	71,670	$6,000
Senior Vice President, Operations	2002 2001	410,000 392,010	410,000 149,184	—	65,000 37,500	6,000 6,000

Claus F. Kroeger	2003	$430,000	$430,000	$498,078	71,670	$6,000
Senior Vice President, Operations	2002 2001	390,000 371,033	390,000 141,201	—	55,000 38,800	6,000 6,000

(a)	The aggregate number of restricted shares held by the executive officers named in the table and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 2003 ($34.45 per share), were as follows: James O. Robbins 98,738 shares ($3,401,524); Patrick J. Esser 34,320 shares ($1,182,324); Jimmy W. Hayes 31,140 shares ($1,072,773); John M. Dyer 26,420 shares ($910,169); and Claus F. Kroeger 16,520 shares ($569,114). Dividends (if any) are paid on restricted stock to the same extent as would be paid to the holders of Class A Common Stock generally.
(b)	Reflects amounts contributed pursuant to the Cox Communications, Inc. Savings and Investment Plan and amounts credited under the Cox Communications, Inc. Executive Savings Plus Restoration Plan.

Long-Term Incentives

In general, Cox provides long-term incentives to the named executive officers through awards under the LTIP. The LTIP provides for various forms of equity-based incentive compensation with respect to Cox’s Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares, and awards consisting of combinations of such incentives. The Compensation Committee administers the LTIP and has the discretion to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not executive officers subject to reporting obligations under Section 16 of the Exchange Act.

The following table discloses for the named executive officers information regarding options granted under the LTIP during the fiscal year ended December 31, 2003.

OPTION GRANTS IN 2003

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(b)
Name	Number of Securities Underlying Options Granted(a)	Percent of Total Options Granted to Employees in 2003	Exercise Price Per Share	Expiration Date	5%	10%
James O. Robbins	298,210	5.76%	$30.15	3/17/2013	$5,654,062	$14,328,991
Patrick J. Esser	118,800	2.29%	30.15	3/17/2013	2,252,448	5,708,340
Jimmy W. Hayes	101,310	1.96%	30.15	3/17/2013	1,920,838	4,867,946
John M. Dyer	71,670	1.38%	30.15	3/17/2013	1,358,863	3,443,744
Claus F. Kroeger	71,670	1.38%	30.15	3/17/2013	1,358,863	3,443,744

(a)	Stock options have a ten-year term and become exercisable over a five-year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable in each of the next two years thereafter.
(b)	The dollar amounts under the columns are the 5% and 10% annualized rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates would result in per share prices at the end of the respective option terms of $49.11 and $78.20 respectively. Cox expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

The following table sets forth information related to the number and values of options held at December 31, 2003 by the named executive officers, one of whom exercised options in 2003.

2003 OPTION EXERCISES AND YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable(a)	Unexercisable(b)
James O. Robbins	0	$ 0	1,216,000	875,800	$24,518,570	$1,282,303
Patrick J. Esser	0	0	68,840	289,260	737,587	510,840
Jimmy W. Hayes	49,194	1,147,956	133,800	282,510	1,496,048	435,633
John M. Dyer	0	0	45,400	186,270	271,721	308,181
Claus F. Kroeger	0	0	96,000	176,670	1,114,464	308,181

(a)	The exercisable value represents the number of shares of Class A Common Stock subject to exercisable options times the difference between the closing price on December 31, 2003 ($34.45 per share) and the exercise price for the 1995 options ($8.49 per share), the 1996 options ($10.47 per share), the 1997 options ($11.31 per share), the 1998 options ($19.61 per share), and the 1999 options ($33.59).
(b)	The unexercisable value represents the number of shares of Class A Common Stock subject to unexercisable options, times the difference between the closing price on December 31, 2003 ($34.45 per share) and the exercise price for the 2003 options ($30.15 per share).

Retirement Plans

Cox Communications, Inc. Pension Plan.    The Cox Communications, Inc. Pension Plan is a tax qualified, defined benefit pension plan. The Pension Plan covers all eligible employees of Cox and any of its affiliates who have adopted the Pension Plan, including the named executive officers. The Pension Plan is funded through a tax exempt trust, into which contributions are made as necessary based on an actuarial funding analysis.

The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. Generally, the Pension Plan benefit is determined under a formula based on a participant’s compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution.

Cox Executive Supplemental Plan.    The Cox Executive Supplemental Plan is a non-qualified defined benefit pension plan providing supplemental retirement benefits to certain management employees of Cox Enterprises and certain of its affiliates, including the named executive officers. The Executive Supplemental Plan is administered by the Management Committee of Cox Enterprises, whose members are appointed by the Cox Enterprises Board of Directors. This committee designates management employees to participate in the Executive Supplemental Plan.

The Executive Supplemental Plan monthly benefit formula, payable at normal retirement, is 2.5% of a participant’s average compensation, as calculated in the Executive Supplemental Plan, multiplied by the participant’s years of benefit accrual service credited under the Executive Supplemental Plan. The normal retirement benefit will not exceed 50% of a participant’s average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the Executive Supplemental Plan are reduced by benefits payable to the participant under the Pension Plan. Participants may elect among several forms of benefit distributions.

The Executive Supplemental Plan is not funded currently by Cox Enterprises. Cox will make annual payments to Cox Enterprises arising from its employees’ participation in this plan as benefits are paid to these employees. However, such benefits will be paid from the general funds of Cox Enterprises.

The following table provides estimates of annual retirement income payable to certain executives under the Pension Plan and the Executive Supplemental Plan.

PENSION PLAN AND EXECUTIVE SUPPLEMENTAL PLAN TABLE

	Years of Service
Final Average Compensation (5 years)	5	10	15	20 or more
$150,000	$18,750	$37,500	$56,250	$75,000
250,000	31,235	62,500	93,750	125,000
350,000	43,750	87,500	131,250	175,000
450,000	56,250	112,500	168,750	225,000
550,000	68,750	137,500	206,250	275,000
650,000	81,250	162,500	243,750	352,000
750,000	93,750	187,500	281,250	375,000

The named executive officers have been credited with the following years of service: Mr. Robbins, 20 years; Mr. Esser, 22 years; Mr. Kroeger, 27 years; Mr. Hayes, 23 years; and Mr. Dyer, 26 years. The Pension Plan and the Executive Supplemental Plan define “compensation” generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Internal Revenue Code; the Executive Supplemental Plan does not impose this limit on covered compensation. The definition of “covered compensation” under the Pension Plan and the Executive Supplemental Plan, in the aggregate, is not substantially different from the amounts reflected in the Annual Compensation columns of the Summary Compensation Table. The estimates of annual retirement benefits reflected in the Pension Plan and Executive Supplemental Plan Table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security, as provided under the terms of the Pension Plan and the Executive Supplemental Plan.

Performance Graph

The following graph compares, for the period beginning on December 31, 1998 and ending on December 31, 2003, the cumulative total return of the Class A Common Stock to the cumulative total returns on Standard & Poor’s 500 Stock Index and Standard & Poor’s Broadcast and Cable Television Index (formerly known as Standard & Poor’s Broadcast Media Index). The comparison assumes $100 was invested on December 31, 1998 in Cox’s Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.

Compensation Committee Interlocks and Insider Participation

As previously noted above, the Compensation Committee consists of Rodney W. Schrock (Chair), Janet M. Clarke and Andrew J. Young, all of whom are independent directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

The Compensation Committee administers compensation for executive officers. The Committee believes that stockholders benefit from executive pay programs that are competitive with industry standards, variable with annual performance, and focused on stockholder value.

In developing compensation plans and reviewing compensation levels, Cox reviews competitive compensation data provided in the Towers Perrin Media Industry Survey. This survey allows Cox to examine compensation levels at companies with which Cox competes for talent in the marketplace. Where necessary, survey information is supplemented by proxy statement analysis and other survey sources.

Executive Officers’ Compensation

The total compensation of executive officers consists of three components:

•	base salary;

•	annual incentive compensation; and

•	long-term incentive awards.

The philosophy of the Committee is that a substantial portion of total compensation should be at risk based on Cox’s financial and operational performance. The at-risk components of total compensation are progressively greater for higher level positions.

Base Salary

Base salary is designed to provide meaningful levels of compensation to executives, while helping Cox manage its fixed costs. Salaries for top executives are determined annually, and are based on:

•	job scope and responsibilities;

•	length of service;

•	corporate, unit, and individual performance;

•	competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey; and

•	subjective factors.

In general, executive base salaries are targeted to the 75th percentile of the competitive data.

Annual Incentive Compensation

Short-term incentives for 2003 were provided for executive officers including Mr. Robbins under the Annual Incentive Plan. Awards earned under this program are contingent upon employment with Cox through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control.

Payouts under the Annual Incentive Plan for 2003 were calculated under a formula based on:

•	annual base salary;

•	a specific target percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and

•	actual performance in the areas of operating cash flow, increases in revenue generating units, customer service, and capital expenditures plus changes in inventory.

Awards under the Annual Incentive Plan are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The “minimum” goal is set to reflect the minimum acceptable levels of performance that will warrant payment of an incentive award. The “maximum” goal reflects an ambitious level of performance that would only be attainable in an outstanding year.

Long-Term Incentive Compensation

Long-term incentives generally are provided through the issuance of non-qualified stock options to purchase Class A Common Stock under the LTIP. Additionally, for selected officers and senior executives, awards may consist of a mix of stock options and performance-based restricted stock. A stock option permits the holder to buy Cox stock at a specific price during a specific period of time. If the price of the Class A Common Stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better company performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of the Class A Common Stock at the time of award. All options issued in 2001, 2002 and 2003 have a ten-year term. To encourage continued employment with Cox, the normal vesting schedule of these options was designed to vest over a five-year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable in each of the next two years thereafter.

Awards of performance-based restricted stock are dependent upon the achievement of pre-established performance criteria. Once granted, performance-based restricted stock awards normally become 100% vested five years after the date of grant. As long as the recipient is employed by Cox or its affiliates, 60% of the shares obtained through performance-based restricted stock awards will remain restricted from resale or transfer.

Chief Executive Officer Compensation

The executive compensation policy previously described is applied in establishing Mr. Robbins’ compensation each year, and Mr. Robbins’ annual bonus for 2003 was determined in accordance with the terms of the Annual Incentive Plan as previously described. The Annual Incentive Plan is designed so that awards payable to Mr. Robbins will be deductible by Cox under Section 162(m) of the Internal Revenue Code as “performance-based compensation.”

In 2003, Mr. Robbins had a base salary of $1,200,000. In determining the 2003 bonus for Mr. Robbins under the Annual Incentive Plan, the Committee reviewed Cox’s performance versus established goals using the measures of operating cash flow, net gain in revenue generating units, customer service, and capital expenditures, which are weighted pursuant to a formula. Applying this formula, the Committee determined that Mr. Robbins had earned a bonus under the Annual Incentive Plan for fiscal year 2003 of $1,680,000. Effective March 17, 2003, Mr. Robbins also was granted long-term incentive awards under the LTIP in the form of options for 298,210 shares of Class A Common Stock and 85,980 shares of performance-based restricted stock.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this Proxy Statement, unless certain requirements are met. It is the present intention of the Compensation Committee of Cox to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of the stockholders. As such, long-term incentive compensation awards, particularly stock option awards, generally are designed to meet the requirements for deductibility under Section 162(m), as are bonus payments under the Annual Incentive Plan.

Rodney W. Schrock (Chair)

Janet M. Clarke

Andrew J. Young

CERTAIN TRANSACTIONS

Cox receives certain services from, and has entered into certain transactions with, Cox Enterprises. Costs of the services that are allocated to Cox are based on actual direct costs incurred or on Cox Enterprises’ estimate of expenses relative to the services provided to other subsidiaries of Cox Enterprises. Cox believes that these allocations were made on a reasonable basis, and that receiving these services from Cox Enterprises creates cost efficiencies; however, there has been no study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The services and transactions described below have been reviewed by Cox’s Audit Committee, which has determined that such services and transactions are fair and in the best interest of Cox.

•	Cox receives day-to-day cash management services from Cox Enterprises, with settlements of outstanding balances between Cox and Cox Enterprises occurring periodically at market interest rates. The amounts due to Cox Enterprises are generally due on demand and represent the net balance of intercompany transactions. Both outstanding amounts due from and those due to Cox Enterprises bear interest equal to Cox Enterprises’ current commercial paper borrowing rate. As of December 31, 2003, amounts due from Cox Enterprises to Cox were approximately $4.0 million.

•	Cox receives certain management services from Cox Enterprises including legal, corporate secretarial, tax, internal audit, insurance, employee benefit (including pension plan) administration, fleet and other support services. Cox was allocated expenses for the year ended December 31, 2003 of approximately $6.0 million related to these services.

•	In connection with these management services, Cox reimburses Cox Enterprises for payments made to third-party vendors for certain goods and services provided to Cox under arrangements made by Cox Enterprises on behalf of Cox Enterprises and its affiliates, including Cox. Cox believes such arrangements result in Cox receiving such goods and services at more attractive pricing than Cox would be able to secure separately. Such reimbursed expenditures include insurance premiums for coverage through the Cox Enterprises insurance program, which provides coverage for all of its affiliates, including Cox. Rather than self-insuring these risks, Cox Enterprises purchases insurance for a fixed-premium cost from several insurance companies, including an insurance company owned indirectly by descendants of Governor James M. Cox, the founder of Cox Enterprises, including James C. Kennedy, Chairman of Cox’s Board of Directors, and his sister, who each own 25%. This insurance company is an insurer and reinsurer on various insurance policies purchased by Cox Enterprises, and it employs an independent consulting actuary to calculate the annual premiums for general/auto liability and workers compensation insurance based on Cox’s loss experience, consistent with insurance industry practice. Cox’s portion of these insurance costs for 2003 was approximately $33.0 million.

•	Cox’s employees participate in certain Cox Enterprises employee benefit plans, and Cox made payments to Cox Enterprises in 2003 for the costs incurred by reason of such participation, including self-insured employee medical insurance costs of approximately $86.7 million and executive pension plan payments of approximately $6.4 million.

•

Cox and Cox Enterprises share resources relating to aircraft owned by each company. Depending on need, each occasionally uses aircraft owned by the other, paying a cost-based hourly rate. Cox Enterprises also operates and maintains two airplanes owned by Cox. Cox pays Cox Enterprises on a quarterly basis for fixed and variable operations and maintenance costs relating to these two airplanes. During 2003, Cox paid approximately $1.2 million for use of Cox Enterprises’ aircraft and maintenance of Cox’s aircraft by Cox Enterprises, net of aircraft costs paid by Cox Enterprises to Cox for use of Cox’s aircraft.

•	Cox pays rent and certain other occupancy costs to Cox Enterprises for its corporate headquarters building. Cox Enterprises holds the long-term lease of the Cox headquarters building. Related rent and occupancy expense for the year ended December 31, 2003 was approximately $11.2 million.

•	In connection with Cox Enterprises’ sale of shares of Cox Class A Common Stock to two private investors in 2001, Cox entered into agreements providing the two private investors with certain demand and piggyback registration rights. Cox Enterprises has agreed to pay all fees and expenses associated with Cox’s performance under these registration rights agreements.

APPROVAL OF THE

2004 EMPLOYEE STOCK PURCHASE PLAN

(Proposal No. 2)

The Compensation Committee of the Board of Directors adopted the Cox Communications, Inc. 2004 Employee Stock Purchase Plan on March 11, 2004, subject to the approval of the stockholders of Cox at the 2004 Annual Meeting. A total of two million shares of Class A Common Stock have been authorized for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. Under the terms of the Employee Stock Purchase Plan, eligible employees must indicate the dollar amount to be withheld per pay period to purchase shares of Class A Common Stock. Eligible employees include employees who regularly are scheduled to work at least 20 hours per week, including employees who are on an authorized leave of absence. Approximately 22,750 employees will be eligible to participate in the Employee Stock Purchase Plan. Shares will be offered to eligible employees for subscription during the period beginning on one of four grant dates (August 2, 2004, March 1, 2005, September 1, 2005 and March 1, 2006) and ending 45 days thereafter. The Employee Stock Purchase Plan will remain in effect until October 31, 2006.

The price of the Class A Common Stock offered to employees will be the lower of 85% of the fair market value of the Class A Common Stock on the applicable grant date or 90% of the fair market value of the Class A Common Stock at the end of the offering period. In order to participate, employees must authorize Cox to withhold funds from their pay. The maximum amount that may be paid by an employee who participates in the Employee Stock Purchase Plan is $13,000. An employee may elect to withdraw from the Employee Stock Purchase Plan at any time prior to the last day of the offering period, and may request that his or her total contributions be refunded either in cash or in whole shares of Class A Common Stock, with any remaining amount refunded to the employee in cash. If the aggregate subscriptions exceed the authorized two million shares of Class A Common Stock, each participant’s subscription will be reduced on a pro rata basis. The Employee Stock Purchase Plan will be administered by the Management Committee, whose members are appointed by Cox’s Board of Directors or Compensation Committee.

Generally, no tax consequences will arise at the time an employee purchases Class A Common Stock under the Employee Stock Purchase Plan. If an employee disposes of the Class A Common Stock purchased under the Employee Stock Purchase Plan less than one year after it was purchased and within two years of the grant date, the employee will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the amount paid by the employee to purchase the Class A Common Stock, and its fair market value as of the date of purchase. The amount of such ordinary income will be added to the employee’s cost basis for purposes of determining capital gain or loss upon the disposition of the Class A Common Stock by the employee.

If an employee does not dispose of the Class A Common Stock purchased under the Employee Stock Purchase Plan until at least one year after it was purchased and at least two years after the grant date, the employee will be deemed to have received compensation taxable as ordinary income in an amount equal to the lesser of (a) the difference between the discounted purchase price of the Class A Common Stock as of the grant date and the fair market value of the Class A Common Stock as of the grant date, or (b) the excess of the fair market value of the Class A Common Stock as of the date of disposition over the discounted purchase price. The amount of such ordinary income will be added to the employee’s cost basis for purposes of determining capital gain or loss upon the disposition of the Class A Common Stock by the employee. Cox generally will not be entitled to a deduction with respect to the Class A Common Stock purchased by an employee, unless the employee disposes of the Class A Common Stock less than one year after the Class A Common Stock was purchased by the employee or less than two years after the grant date.

The Employee Stock Purchase Plan may be amended, modified, or terminated by the Board of Directors in whole or in part at any time, provided that no such amendment, modification, or termination may adversely affect the rights of any participant without such participant’s consent, and any such amendment, modification, or termination will be subject to the approval of the stockholders to the extent required by any federal or state law or regulation of any stock exchange on which the Class A Common Stock is listed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Other Matters

Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

Independent Public Accountants

The Audit Committee has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as Cox’s independent auditors for the year ending December 31, 2004. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Annual Report on Form 10-K

Cox’s Summary Annual Report to Stockholders and its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, are being delivered to the stockholders with this Proxy Statement. Cox will deliver only one copy of its Proxy Statement, Summary Annual Report and Form 10-K to multiple security holders sharing an address unless Cox has received contrary instructions from such security holder(s). If you share an address with another security holder and would like to receive a separate Proxy Statement, Summary Annual Report and Form 10-K now or in the future, please contact the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328, telephone (404) 843-5000.

Transfer Agent and Registrar

Cox’s transfer agent and registrar is Wachovia Bank, N.A., 1525 West W.T. Harris Boulevard, Suite 3C3, Charlotte, North Carolina 28262.

Submission of Stockholder Proposals

It is anticipated that Cox’s 2005 Annual Meeting of Stockholders will be held in May 2005. Any stockholders who wish to present proposals at the 2005 Annual Meeting, and who wish to have such proposals included in Cox’s Proxy Statement for the 2005 Annual Meeting, must ensure that Cox’s Corporate Secretary receives such proposals not later than December 4, 2004. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, in order to be eligible for inclusion in Cox’s 2005 proxy materials. Any stockholder proposals that a stockholder wishes to present at the 2005 Annual Meeting, other than through inclusion in the proxy materials, must be received at least 30 (but not more than 60) days prior to the scheduled date of the 2005 Annual Meeting or it will be considered untimely. It is anticipated that Cox Radio’s 2005 Annual Meeting will be held during May of 2005, and any stockholder wishing to submit a proposal at the 2005 Annual Meeting should contact the Corporate Secretary of Cox Radio after January 1, 2005 to obtain the anticipated meeting date and proposal deadlines. Any proposals should be sent to the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

By Order of the Board of Directors

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 5, 2004

APPENDIX A

COX COMMUNICATIONS, INC.

Audit Committee Charter

A.	Committee Structure and Governance.

The Board of Directors shall annually appoint a minimum of three Directors to serve as Members of its Audit Committee until their term as Director expires and their respective successors have been appointed, including one such Member as Chairperson. The Chairperson shall be responsible for leadership of the Committee, including presiding over meetings and reporting to the Board. In the event that the Chairperson is unable to perform at any time for any reason, he or she or the Chairman of the Board may designate another Committee Member to act as Chairperson in his or her absence. The Chairperson or his or her designee will also maintain liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

B.	Financial Literacy and Independence.

The membership of the Committee shall consist of Directors who, in the business judgment of the Board, are financially literate, including at least one Member with, in the business judgment of the Board, accounting or related financial management expertise. Each Member of the Committee shall meet the independence requirements for serving on audit committees set forth in the Corporate Governance Rules of the New York Stock Exchange and any applicable rules of the Securities and Exchange Commission (including Rule 10A-3). No Member shall have any material relationship with Cox, as affirmatively determined by the Board in its business judgment, and each Member shall be free of any relationship that, in the business judgment of the Board, would interfere with his or her individual exercise of independent judgment.

C.	Purpose of the Committee.

(1)	The Committee assists the Board with oversight of: (a) the integrity of Cox’s financial statements; (b) Cox’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of Cox’s internal audit function and independent auditor.

(2)	The Committee prepares and issues a report annually to be included in Cox’s annual proxy statement. The report shall indicate whether, based on the review and discussions described below, the Committee recommended to the Board that the audited financial statements be included in Cox’s annual report on Form 10-K. The report shall state whether the Committee considered the compatibility of any non-audit services provided by the independent auditor with the independence of the independent auditor. The report shall also include a discussion of whether the Committee reviewed and discussed the audited financial statements with management and the independent auditor, discussed the matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and independence issues with the independent auditor, and received the communications from the independent auditor required by Independence Standards Board Standard No. 1.

(3)	The Committee maintains free and open communication with the independent auditor, the internal auditor and management.

D.	Duties and Responsibilities.

The Audit Committee’s primary duties and responsibilities include:

(1)

Direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Cox as its independent auditor. Each such registered public accounting firm shall report directly to the Committee, and shall have full access to the Committee (and the Board) to report on any and all appropriate matters. The Committee will obtain from the independent auditor a written affirmation that the independent auditor is in fact independent, discuss with the independent auditor any relationships that may impact the independent auditor’s independence, and consider the compatibility of any permitted non-audit services with such independence.

(2)	Establishing procedures for: (a) the receipt, retention, and treatment of complaints received by Cox regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of Cox of concerns regarding questionable accounting or auditing matters.

(3)	The authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties, and to investigate any matter brought to the Committee’s attention.

(4)	Determining appropriate funding, as necessary, for the payment of: (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Cox; (b) compensation to any advisers employed by the Committee; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(5)	Obtaining and reviewing at least annually a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and Cox.

(6)	Evaluating at least annually the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead audit partner.

(7)	Approving audit services and fees and permitted non-audit services and fees, and establishing policies and procedures for the pre-approval of such engagements so that the Committee is informed of all such engagements.

(8)	Reviewing the annual audited financial statements, and the quarterly financial statements prior to filing or prior to the release of earnings, and discussing them with management and the independent auditor, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions shall include consideration of the quality of Cox’s accounting principles as applied in its financial reporting, including review of estimates, reserves, accruals and other judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on this review, the Committee shall make its recommendation that the Board include the annual audited financial statements in Cox’s annual report on Form 10-K. Quarterly financial reviews may be performed by the Committee as a whole or, at his or her discretion, by its Chairperson or his or her designee acting on its behalf.

(9)	Discussing Cox’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that the Committee shall not be required to have such discussions in advance of each earnings release or instance where guidance is provided, but may instead have such discussions generally. Such discussions shall include a review of the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information).

(10)	Discussing policies with respect to Cox’s risk assessment and risk management, and reviewing the activities of Cox’s Risk Committee.

(11)	Meeting separately, periodically, with management, with the internal auditor (or other personnel responsible for the internal audit function) and with the independent auditor.

(12)	Reviewing with the independent auditor any audit problems or difficulties, and management’s response.

(13)	Reviewing and discussing with management, the internal auditor and the independent auditor the quality and adequacy of Cox’s internal controls and internal control over financial reporting, including any special audit steps adopted in light of material control deficiencies.

(14)	Reviewing and discussing with management, the internal auditor and the independent auditor the nature and quality of the audit process and Cox’s financial reporting, including without limitation: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in Cox’s selection or application of accounting principles; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

(15)	Providing guidance and oversight to Cox’s internal audit activities, including reviewing the organization, plans and results of such activity.

(16)	Setting clear hiring policies for employees or former employees of the independent auditor, consistent with applicable law, regulation, and professional oversight standards.

(17)	Fair and impartial review and oversight of related party transactions consistent with Section 307 of the Listed Company Manual of the New York Stock Exchange.

(18)	Reporting Audit Committee activities regularly to the full Board.

E.	Annual Performance Evaluation.

Each year the Committee shall conduct an evaluation of the Committee’s performance over the preceding year. In connection with this evaluation, the Committee shall also review this Charter to assess its adequacy, and update it as necessary or appropriate.

APPENDIX B

Cox Communications, Inc. 2004 Employee Stock Purchase Plan

1.	Purpose of the Plan.

The purpose of the Cox Communications, Inc. 2004 Employee Stock Purchase Plan (the “Plan”) is to provide a method by which eligible employees of Cox Communications, Inc. and its subsidiary corporations (collectively, the “Company”) may purchase shares of Class A Common Stock of the Company by payroll deductions. By this process, eligible employees will have an opportunity to acquire an ownership interest in the Company and a further incentive to promote the best interests of the Company. The Plan is intended to meet the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is to be interpreted and applied consistent with those requirements. The Plan shall be effective as of the date it is approved by the Compensation Committee of the Board of Directors of Cox Communications, Inc. (the “Compensation Committee”), provided that the stockholders of Cox Communications, Inc. approve the Plan within the time period prescribed by applicable law. If stockholder approval is not obtained within the applicable period, then the Plan shall be rescinded, and all payroll deductions made under the Plan shall be fully refunded without interest.

2.	Definitions.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Management Committee as designated by the Board of Directors or Compensation Committee of Cox Communications, Inc.

Company means Cox Communications, Inc., including any successor entity, and its subsidiary corporations.

Eligible Employee means any employee of the Company regularly scheduled to work at least 20 hours per week, including any such person who is on an authorized leave of absence. Notwithstanding the foregoing, any employee of the Company who, after purchasing Shares under the Plan, would own 5 percent or more of the total combined voting power or value of all classes of stock of the Company, or any parent corporation or subsidiary corporation of the Company, is not eligible to participate in the Plan. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Code. For all Plan purposes, the terms “parent corporation” and “subsidiary corporation” have the meanings set forth in Sections 424(e) and (f) of the Code, respectively.

Entry Date means one of the four dates on which Eligible Employees may commence participation in the Plan, including November 1, 2004, May 1, 2005, November 1, 2005 and May 1, 2006.

Fair Market Value means the average of the closing prices per Share as reflected by the composite transactions on the New York Stock Exchange throughout a period of the ten (10) trading days ending (a) on and including any Grant Date, or (b) on and including the last day of the Offering Period, as appropriate.

Grant Date means one of the four dates on which Shares will be offered to Eligible Employees for purchase under the Plan, including August 2, 2004, March 1, 2005, September 1, 2005 and March 1, 2006.

Offering Period means, with respect to each Eligible Employee, the period that begins on the Entry Date applicable to the Eligible Employee and that ends on October 31, 2006.

Participating Employee means an Eligible Employee who has satisfied the eligibility conditions of Paragraph 3 of this Plan, has signed a Subscription Agreement, and has begun payroll deductions.

Plan means the Cox Communications, Inc. 2004 Employee Stock Purchase Plan, as may be amended from time to time.

Purchase Date means October 31, 2006.

Shares means the Class A Common Stock of the Company.

3.	Eligibility to Participate.

Any Eligible Employee of the Company who is employed on a Grant Date is eligible to participate in the Plan as of the Entry Date that immediately follows such Grant Date. If the Eligible Employee elects not to participate on such Entry Date, he or she will not be permitted to commence participation in the Plan at any later date. If a Participating Employee withdraws from the Plan in connection with a termination of employment with the Company, but is later re-hired by the Company, then that individual will become eligible to participate in the Plan at the next Entry Date following such re-hiring.

4.	Number of Shares to Be Offered

A total of 2 million Shares will be offered for subscription under the Plan.

5.	Purchase Price

The purchase price per Share offered under the Plan with respect to any Grant Date will be the lower of 85 percent of the Fair Market Value per Share as of such Grant Date or 90 percent of the Fair Market Value per Share at the end of the Offering Period.

6.	Offering of Shares for Subscription

Shares will be offered to Eligible Employees for subscription during the period beginning with the applicable Grant Date and ending approximately 45 days after that Grant Date (the “Subscription Period”), provided that for the initial Grant Date, the Subscription Period shall end approximately 60 days after that Grant Date. To subscribe, an Eligible Employee must complete, sign and deliver a subscription agreement to the Company no later than the last day of the Subscription Period. In the subscription agreement, the Eligible Employee shall indicate the dollar amount per pay period to be contributed under the Plan (the “Subscription Amount”).

7.	Method of Payment

Payment of a Participating Employee’s Subscription Amount will be made through payroll deductions, and participation in the Plan is contingent on the Participating Employee’s providing the Company with written authorization to withhold payroll deductions. Notwithstanding the foregoing, a Participating Employee may arrange to pay any installment due for any payroll period directly to the Company in the event the Participating Employee is on an authorized unpaid leave of absence during such payroll period.

8.	Limit on Amount of Shares Subscribed

Notwithstanding anything contained in any Participating Employee’s subscription agreement, the maximum amount that may be withheld or otherwise paid to the Company for the purchase of Shares under the Plan by a Participating Employee who participates from the first Entry Date through the last day of the Offering Period shall be $13,000. This maximum amount shall be reduced proportionately for Participating Employees who enter the Plan at a later Entry Date. In the event of an oversubscription of Shares, each Participating Employee’s subscription shall be reduced on a pro rata basis so that the total number of Shares subject to subscription does not exceed the maximum number of Shares authorized under Paragraph 4.

9.	Purchase of Shares

Unless a Participating Employee previously has withdrawn from the Plan as provided in Paragraph 10(b), or has had his or her participation terminated as provided in Paragraph 11, each Participating Employee will be deemed to have exercised his or her right to purchase Shares as of the Purchase Date. The number of Shares purchased shall be equal to the whole number of Shares that may be purchased with the total amount of payments made by the Participating Employee under the Plan that have not been refunded to the Participating Employee. Any amount remaining after the purchase of full Shares will be refunded to the Participating Employee without interest.

10.	Change in Participation and Withdrawal from Plan

(a) A Participating Employee may reduce his or her Subscription Amount at any time, on a prospective basis only, by giving written notice to the Company. Such a reduction shall take effect as soon as administratively feasible following the date when the Company is so notified.

(b) A Participating Employee may withdraw from the Plan and cancel his or her subscription at any time prior to the Purchase Date by giving written notice of cancellation to the Company. In that event: he or she may elect (i) to have the entire amount paid to date applied to the purchase of whole Shares, with any remaining amount to be refunded in cash without interest, or (ii) to have the entire amount paid to date refunded in cash without interest.

(c) The distributions described in subparagraph (b) will be processed at the end of each calendar quarter for changes of which the Company is notified at least twenty (20) days prior to the end of the quarter, and any payments or transfer of Shares will be made as soon as administratively feasible thereafter.

11.	Termination of Rights

In the case of termination of employment for any reason (including without limitation for death, disability, retirement or cause), the Participating Employee or his or her beneficiary may within thirty days after the happening of such event elect either of the alternatives described in Paragraph 10(b). A failure to make this election within the thirty-day period will be treated as a notice of cancellation, and a cash refund will be made as described in Paragraph 10.

12.	Designation of Beneficiary

Each Participating Employee shall be permitted to designate his or her beneficiary under the Plan, and this designation shall be made in writing on a form prepared by or satisfactory to the Company, which shall be delivered to the Company. If a Participating Employee does not designate a beneficiary, any election rights otherwise subject to delegation to a beneficiary will be deemed delegated to the Participating Employee’s estate.

13.	Issuance of Shares

As soon as administratively feasible after the purchase of Shares under the Plan, the Participating Employee will be issued the number of Shares purchased, represented (in the sole discretion of the Company) by either a stock certificate or a book entry account position with the Company’s stock transfer agent.

14.	Unpaid Subscription Amounts

If any installment is due and unpaid for thirty days without satisfactory arrangements for payment being made within such period, the Participating Employee’s subscription shall be automatically canceled, all amounts previously paid shall be refunded in cash without interest, and the individual shall have no right to purchase Shares under the Plan.

15.	Rights Not Transferable

A Participating Employee’s rights under the Plan are personal to the Participating Employee alone, and may not be transferred or assigned during his or her lifetime. After Shares have been issued under the Plan, those Shares are not subject to these restrictions, and may be freely transferred like any other Shares.

16.	Application of Funds

All funds held or received by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Shares or refunded, and shall not be segregated from the general assets of the Company.

17.	Administration

The Plan shall be administered by the Committee, which shall prescribe such rules as it deems necessary to administer the Plan, and the Committee shall have the sole and discretionary authority to resolve any questions regarding the interpretation or application of the terms of the Plan.

18.	Amendment or Termination of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participating Employee’s then-existing rights may be materially impaired without his or her consent, and provided further that any amendment of the Plan shall be subject to stockholder approval to the extent required by any federal or state law or the rules of any stock exchange on which the Shares may be listed.

19.	Adjustment of Subscriptions

In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation or any other change in the structure of Shares of the Company, the Board of Directors of the Company may make such adjustment as it deems appropriate in the number, kind and subscription price of Shares available for purchase under the Plan.

20.	Tax Withholding

The Company is authorized to withhold any amounts, including withholding from a Participating Employee’s Subscription Amount, a distribution of Shares, or any payroll or other payment to the Participating Employee, as withholding taxes or other tax liabilities relating to the purchase of Shares under the Plan, and to take such other action as the Committee may deem necessary or advisable, to enable the Company and the Participating Employee(s) to satisfy obligations for the payment of withholding taxes or other tax liabilities relating to the purchase of Shares under the Plan.

21.	Governing Law

This Plan will be governed and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

COX COMMUNICATIONS, INC.

VOTE BY TELEPHONE OR INTERNET

QUICK * EASY * IMMEDIATE

Cox Communications, Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 8:00 a.m. Eastern Time on Tuesday, May 18, 2004. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

If you hold shares in the Cox Communications, Inc. Savings and Investment Plan, voting instructions for such shares (whether by telephone, Internet or mail) must be received by 5:00 p.m. Eastern Time on Friday, May 14, 2004, and if voting instructions for such shares are not received by that time, those shares will be voted by the plan trustee in proportion to the manner in which the other Savings and Investment Plan shares have been voted.

VOTE BY PHONE: ON A TOUCH-TONE TELEPHONE DIAL (866) 257-2287

OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS: https://www.proxyvotenow.com/cox

OR

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

Thank you for voting.

...

COX COMMUNICATIONS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COX COMMUNICATIONS, INC.

FOR ANNUAL MEETING ON MAY 18, 2004

The undersigned hereby appoints James O. Robbins, Andrew A. Merdek and Jimmy W. Hayes, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Cox Communications, Inc. (“Cox”) to be held at 9:00 a.m. local time on Tuesday, May 18, 2004, at Corporate Headquarters at 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, or at any adjournment thereof, and to vote at such meeting pursuant to this proxy the shares of stock of Cox the undersigned held of record on the books of Cox on March 19, 2004, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

(change of address/comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

ELECTION OF DIRECTORS, NOMINEES:

01 G. Dennis Berry	04 Robert C. O’Leary	06 Rodney W. Schrock

02 Janet M. Clarke	05 James O. Robbins	07 Andrew J. Young

03 James C. Kennedy

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet.

SEE REVERSE SIDE

FOLD AND DETACH HERE

☒ Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2; provided that, for shares held in the Cox Savings and Investment Plan, such shares will be voted in proportion to the manner in which the other Savings and Investment Plan shares have been voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

		FOR	WITHHELD

1. Election of Directors (see reverse)		☐	☐
For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

2. Adoption of the 2004 Employee Stock Purchase Plan	☐	☐	☐

In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

Change of Address/Comments on reverse side. ☐	I plan to attend the meeting. ☐

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)                                                                                     DATE